Exhibit 99.1

PRESS RELEASE
For Immediate Release

October 7, 2005
For Information Contact:
Steve Crowder 417-879-3326
s.crowder@decorize.com
g.ball@decorize.com
www.decorize.com

Decorize, Inc. Receives Potential Delisting Notification from the American Stock Exchange Company to Submit Plan of Compliance by 2 November

Springfield, MO., October 7, 2005: (AMEX: DCZ)—Decorize, Inc. announced the company received a notice from the American Stock Exchange (AMEX) on October 3, 2005 indicating that based on its review of the Form 10-KSB filed for the year ended June 30, 2005, the Company does not comply with Section 1003(a)(i) of the AMEX’s Company Guide. The Company’s noncompliance arises from it failing to maintain a minimum of $2,000,000 in stockholders’ equity and it experiencing losses from continuing operations and/or net losses in two out of its three most recent fiscal years. The company’s noncompliance may subject it to delisting from the AMEX. As result of the notice, the indicator .BC will be added to the company’s stock symbol in any place the company’s symbol is transmitted with a quotation or a trade.

In accordance with the notice, Decorize Inc. intends to submit a plan of compliance to the AMEX on or before November 2, 2005 as to how it may come into compliance with Section 1003(a)(i) of the AMEX Company Guide.

Decorize, Inc., founded in 2000, is a recognized leader in the home accents industry. The company has developed a vertically integrated design, sourcing and logistics model that reduces costs traditionally channeled into home furnishings. Decorize has served more than 3,000 small and large retail accounts, including national brand names such as La-Z-Boy, Hancock Fabrics, May/Federated Stores, Neiman Marcus, Rooms To Go, and Sears—The Great Indoors.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:Statements about the future performance of Decorize, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including and without limitation, continued acceptance of Decorize's products, increased levels of competition for the company, new products and technological changes, Decorize's dependence on third-party suppliers, and other risks detailed from time to time in Decorize's periodic reports filed with the Securities and Exchange Commission. Decorize provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.

##############